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[CPS LOGO]                                                          NEWS RELEASE
--------------------------------------------------------------------------------


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                           2007 FIRST QUARTER EARNINGS

IRVINE, CALIFORNIA, APRIL 17, 2007 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its first quarter ended March 31, 2007.

Pretax income for the first quarter of 2007 increased to $5.4 million, compared to pretax income of $1.8 million for the comparable quarter ended March 31, 2006. Net income for the quarter ended March 31, 2007 was $3.2 million, or $0.14 per diluted share, compared to net income of $1.8 million, or $0.07 per diluted share, for the quarter ended March 31, 2006. Net income for the first quarter of 2006 did not include a provision for income tax expense.

For the three months ended March 31, 2007 total revenues increased approximately $28.5 million, or 49.1%, to $86.5 million, compared to $58.0 million for the three months ended March 31, 2006. Total expenses for the three months ended March 31, 2007 were $81.1 million, an increase of $24.9 million, or 44.2%, as compared to $56.2 million for the three months ended March 31, 2006.

During the first quarter of 2007, Consumer Portfolio Services purchased $330.3 million of contracts from dealers as compared to $241.4 million during the fourth quarter of 2006 and $254.5 million during the first quarter of 2006. First quarter 2007 contract purchases represent an increase of 29.8% vs. the same period in 2006. The Company's managed receivables totaled $1,726.7 million as of March 31, 2007, an increase of $486.7 million from $1,240.0 million as of March 31, 2006, as follows ($ in millions):

                                                March 31, 2007    March 31, 2006
                                                --------------    --------------
Owned by Consolidated Subsidiaries*             $      1,702.4    $      1,144.3
Owned by Non-Consolidated Subsidiaries                    22.1              83.2
As Third Party Servicer for SeaWest Financial              2.2              12.5
                                                --------------    --------------
     Total                                      $      1,726.7    $      1,240.0

      * Before $132.9 million and $93.5 million of allowance for credit losses, deferred acquisition fees and repossessed vehicles for 2007 and 2006, respectively.


The Company continued its regular quarterly securitization program with the March sale of $258.1 million of AAA/Aaa rated asset backed notes.

Annualized net charge-offs during the March 2007 quarter were 5.12% of the average owned portfolio as compared to 4.83% in the March 2006 quarter. Delinquencies greater than 30 days (including repossession inventory) were 3.55% of the total owned portfolio as of March 31, 2007 as compared to 2.73% as of March 31, 2006.

"We are pleased once again with a solid quarter both financially and operationally," said Charles E. Bradley, Jr., President and Chief Executive Officer of Consumer Portfolio Services. "Year-over-year pretax income growth was significant as we continue to successfully execute our business plan of controlled growth with further leveraging of our operating infrastructure. We achieved our second largest quarter of new contract originations in the history of the company by continuing to expand our base of marketing representatives and dealer penetration. With respect to asset performance, we experienced typical seasonal improvements vs. the fourth quarter with levels of delinquencies and net charge-offs consistent with our expectations and well within the range of the last few years."


                                   Page 1 of 2
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CONFERENCE CALL

CPS announced that it will hold a conference call tomorrow, April 18, 2007, at 1:30 p.m. ET to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between April 18, 2007 and April 25, 2007, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 8691099. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at WWW.CONSUMERPORTFOLIO.COM and at WWW.STREETEVENTS.COM.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE AND PROVISION FOR CREDIT LOSSES, BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES, AND ALSO INCLUDE THE STATEMENT THAT CONTINUED EARNINGS ARE EXPECTED. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR THE EFFECTS OF RECENT CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACT


Robert E. Riedl
Consumer Portfolio Services
949-753-6800


                                   Page 2 of 2
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               CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)


                                                        Three months ended
                                                            March 31,
                                                   ----------------------------
                                                       2007            2006
                                                   ------------    ------------
REVENUES:
Interest income                                    $    80,490     $    54,527
Servicing fees                                             282           1,005
Other income                                             5,723           2,492
                                                   ------------    ------------
                                                        86,495          58,024
                                                   ------------    ------------
EXPENSES:
Employee costs                                          10,804           9,357
General and administrative                               5,969           5,111
Interest                                                29,505          18,035
Provision for credit losses                             29,489          19,099
Other expenses                                           5,318           4,632
                                                   ------------    ------------
                                                        81,085          56,234
                                                   ------------    ------------
Income before income taxes                               5,410           1,790
Income taxes                                             2,179               -
                                                   ------------    ------------
      Net income                                   $     3,231     $     1,790
                                                   ============    ============

Earnings per share:
     Basic                                         $      0.15     $      0.08
     Diluted                                              0.14            0.07

Number of shares used in computing
  earnings per share:
     Basic                                              21,526          21,732
     Diluted                                            23,718          24,188

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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                     March 31,     December 31,
                                                       2007            2006
                                                   ------------    ------------

Cash                                               $    10,396     $    14,215
Restricted cash                                        236,216         193,001
                                                   ------------    ------------
Total Cash                                             246,612         207,216
Finance receivables                                  1,652,987       1,480,794
Allowance for finance credit losses                    (83,536)        (79,380)
                                                   ------------    ------------
Finance receivables, net                             1,569,451       1,401,414
Residual interest in securitizations                    10,579          13,795
Other assets                                           104,133         105,916
                                                   ------------    ------------
                                                   $ 1,930,775     $ 1,728,341
                                                   ============    ============

Accounts payable and other liabilities             $    29,838     $    30,932
Warehouse lines of credit                              128,184          72,950
Residual interest financing                             28,164          31,378
Securitization trust debt                            1,587,657       1,442,995
Senior secured debt                                     25,000          25,000
Subordinated debt                                       17,736          13,574
                                                   ------------    ------------
                                                     1,816,579       1,616,829
                                                   ------------    ------------

Shareholders' equity                                   114,196         111,512
                                                   ------------    ------------
                                                   $ 1,930,775     $ 1,728,341
                                                   ============    ============

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

OPERATING AND PERFORMANCE DATA ($ IN THOUSANDS)                        At and for the
                                                                     Three months ended
                                                                          March 31,
                                                                ----------------------------
                                                                    2007            2006
                                                                ------------    ------------
Contract purchases                                                  330,273         254,462

Total managed portfolio                                           1,726,744       1,239,960

Average managed portfolio                                         1,665,891       1,191,132

Net interest margin (1)                                              50,985          36,492

Risk adjusted margin (2)                                             21,496          17,393

Core operating expenses (3)                                          22,091          19,100
   as % of average managed portfolio                                  5.30%           6.41%

Annualized return on managed assets (4)                               1.30%           0.60%

Allowance as % of finance receivables                                 5.05%           5.36%

Delinquencies
                                                 31+ Days             2.10%           1.78%

                                    Repossession Inventory            1.44%           0.95%

            Total Delinquencies and Repossession Inventory            3.55%           2.73%

Annualized net charge-offs as % of average owned portfolio            5.12%           4.83%

(1)  Interest income less interest expense.
(2)  Net interest margin less provision for credit losses.
(3)  Total expenses less interest and provision for credit losses.
(4)  Pretax income divided by average managed portfolio.
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